Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of FiEE, Inc. (f/k/a Minim, Inc.) on Form S-3 to be filed on or about May 29, 2026 of our report, which includes an explanatory paragraph related to FiEE, Inc.’s ability to continue as a going concern, dated April 9, 2025, relating to the consolidated financial statements of FiEE, Inc. as of December 31, 2024 and for the year then ended, which report was included in FiEE, Inc.’s Annual Report on Form 10-K filed on March 20, 2026. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Beckles & Co. Inc.
West Palm Beach, FL
May 29, 2026